Exhibit 10.2

TYSON FOODS
TRANSITION, NON-COMPETE AND CONSULTING AGREEMENT
This Transition, Non-Compete and Consulting (“Agreement”) is made and entered into by and among Donald J. Smith PN # xxxx (“you”) and Tyson Foods, Inc. (“Tyson”). In consideration of the mutual promises contained herein, and subject to your execution and non-revocation of this Agreement, the parties hereby agree as follows:
(1)    Termination of Employment. Your employment with Tyson is terminated as of December 31, 2016 (“Employment Separation Date”). The parties wish to settle and compromise fully any and all claims and issues that have been raised or could be raised by you. Upon the Employment Separation Date, you shall be deemed to have immediately resigned from all boards, offices and other positions with Tyson (except as otherwise provided herein) and you shall resign from any board or committee of an association or industry group where you represent Tyson. Your employment termination is intended to be a “separation from service” under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”).
(2)    Consideration. Upon the Employment Separation Date, Tyson will pay you any accrued but unpaid base salary for services rendered prior to the Employment Separation Date, any accrued but unpaid expenses required to be reimbursed, any accrued vacation through the Employment Separation Date, and any benefits accrued through the Employment Separation Date to which you may be entitled pursuant to the plans, policies, and arrangements of Tyson (excluding any equity plans or awards, the treatment of which is set forth below), as determined and paid in accordance with the terms of such plans, policies and arrangements (the “Accrued Compensation”). You will also be entitled to your annual bonus for the 2016 fiscal year in such amount based on Tyson’s year-end performance for such fiscal year as determined by the Compensation and Leadership Development Committee on a basis consistent with bonuses paid to other senior executives. You acknowledge and agree that you would not otherwise be entitled to the benefits provided under subsection (i), (ii), (iii), (iv) or (v) below but for entering into this Agreement.
(i)    Severance Benefit. Subject to your execution and non-revocation of Sections (4) and (5) of this Agreement (the “Release”) and your re-execution and non-revocation of the Release following the Employment Separation Date, Tyson will pay you 36 months of your current base annual salary, which is $1,175,000 per year ($3,525,000 in the aggregate), through its regular payroll practice beginning on the first payroll payment date commencing on or after the Release Effective Date (as defined in Section (11)), except as otherwise provided under Section (15) of this Agreement (the “Separation Payments”). These Separation Payments constitute gross wages, subject to applicable withholdings for federal, state, and local taxes, Social Security, and other required withholdings. The above-referenced amount, less applicable withholdings, shall be paid

Exhibit 10.2

in accordance with Tyson’s payroll practice. You acknowledge that the Separation Payments are in lieu of any other severance payments under any severance plan of Tyson’s or any of its affiliates.
(ii)    Subsidized Health Care Continuation. Subject to your execution and non-revocation of the Release and your re-execution and non-revocation of the Release following the Employment Separation Date, if upon the Employment Separation Date you are eligible for and timely elect COBRA health continuation coverage under Tyson’s group health plan(s) for yourself and, if applicable, your eligible dependents, such coverage will be paid for by Tyson, less the portion of the premium cost paid by active employees for the same coverage, for the period beginning with the first day of the COBRA health continuation coverage period and ending on the date on which occurs the earliest of the following: (i) the date on which you cease to be entitled to receive the Separation Payments, for any reason provided under this Agreement; (ii) the date you cease to be eligible for COBRA health continuation coverage; (iii) 18 months; or (iv) the date you notify Tyson that you no longer desire coverage under Tyson’s group health plan(s).
(iii)    Conditional Vesting of Restricted Stock. Subject to your execution and non-revocation of the Release and your re-execution and non-revocation of the Release following the Employment Separation Date, you will become immediately fully vested in the number of unvested shares under the restricted stock awards that are outstanding on the Employment Separation Date, as set forth on Exhibit A, and the appropriate bookkeeping entries will be made to reflect your share ownership.
(iv)    Conditional Vesting of Performance Shares. Subject to your execution and non-revocation of the Release and your re-execution and non-revocation of the Release following the Employment Separation Date, you will become vested in a pro rata portion of any performance shares under performance share awards that are outstanding on the Employment Separation Date, as set forth on Exhibit A, provided the applicable performance criteria are met. The pro rata portion of your award shall equal the percentage of the total performance period, measured in days from the beginning of the relevant performance period through the Employment Separation Date, multiplied by the percentage of the award that you would have received had you remained employed for the entire performance period. Any award subject to this subsection (iv) shall not be paid until such time as it would have otherwise been paid under the terms of the award and will only be paid if the performance criteria are met (determined on a basis consistent with other senior executives holding awards vesting at such respective times).
(v)    Conditional Vesting of Stock Options. Subject to your execution and non-revocation of the Release and your re-execution and non-revocation of the Release following the Employment Separation Date, you will become immediately fully vested in the number of unvested stock options, which shall thereupon become exercisable, under the stock option awards that are outstanding on the Employment Separation Date, as set forth on Exhibit A. The other terms and conditions of the stock options, including the post-termination exercise period for a “termination

Exhibit 10.2

by Tyson without Cause” (as defined in the applicable award agreements), will continue to be governed by the underlying award agreements.
(3)    Consulting Arrangement. For a period commencing on the Employment Separation Date and ending on the third anniversary of the Employment Separation Date (the “Consulting Term”), unless earlier terminated under Section (3)(iv) of this Agreement, Tyson will engage you as a consultant under the following terms and conditions. As a consultant, you will operate as an independent contractor to Tyson. You will not act nor make any representations that you are authorized to act as (or otherwise imply that you are) an agent, officer, partner, member or principal of Tyson or any of its affiliates. This Agreement shall not create, or be construed to create, any association, partnership, joint venture, employee or agency relationship between you, on the one hand, and Tyson, on the other. You will be responsible for all tax returns and taxes (including, without limitation, estimated taxes, self-employment taxes) in respect of the consulting fee in accordance with all provisions of applicable law.

(i)    Consulting Fees. For the services to be performed during the Consulting Term, Tyson will pay you a consulting fee of $2,300,000 per year ($6,900,000 in the aggregate) (the “Consulting Fees”). Such consulting fee will be paid in a manner similar to Tyson’s payroll practice.
(ii)    Expenses. In addition, Tyson will pay directly or reimburse you for all business expenses you incur in the discharge of your duties as a consultant, which will be documented in a manner consistent with Tyson’s expense reimbursement policy for senior executives.
(iii)    Duties. During the Consulting Term, you will have such duties and responsibilities as assigned to you from time to time by the Chief Executive Officer or the Board of Directors of Tyson (the “Board”) or its designee who is a member of the Board, in each case in his or its reasonable discretion, consistent with your stature as former CEO, skills and experience. You are not expected to devote more than 8 hours per week, 33 hours per month, in the performance of your consulting duties. You may perform your duties at locales other than the Tyson offices (unless any such specific duties unquestionably require your presence), as you determine in your reasonable discretion.
(iv)    Notwithstanding anything in this Agreement to the contrary, the Consulting Term will end on the earliest to occur of:
(1)    the third anniversary of the Employment Separation Date;
(2)    the date on which the Board notifies you that either it no longer requires your provision of the consulting services for any reason other than for Cause (as defined below), provided that the Board shall provide such notice at least 15 days in advance, or the date

Exhibit 10.2

of your death or permanent and total disability (for which purpose, your “total disability” will have the meaning and be determined under Section 409A of the Code);
(3)    the date on which you notify the Board that you no longer wish to provide the consulting services for any or no reason, provided that you shall provide such notice at least 15 days in advance;
(4)    the date on which you commit any of the following act(s): (A) the willful failure by you to provide or perform the consulting services, after notice (setting forth particulars); (B) your indictment for any felony or any crime involving moral turpitude; or (C) your breach of any of the Confidential Information and Restrictive Covenant Provisions (any such event under clause (A), (B) or (C), “Cause”). If and to the extent any occurrence of Cause is capable of cure, Tyson shall provide notice of the same to you (setting forth particulars), and you shall then have seven days to cure such event of Cause. No act or omission to act will be “willful” if conducted in good faith or with a reasonable belief that such act or omission was in the best interests of Tyson.
In the event the Consulting Term terminates pursuant to subsection (2) of this Section (3)(iv) (other than due to your death or total disability), you shall continue to receive installments of the consulting fee through the second anniversary of the Employment Separation Date together with a lump sum payment of $2,300,000 payable to you on the second anniversary of the Employment Separation Date (or such lesser unpaid amount as applies to any termination occurring after such second anniversary), provided that you execute a general release of claims substantially similar to the Release contained in Sections (4) and (5) of this Agreement, and let all periods for revocation expire, within 30 days following such termination of the Consulting Term. In the event the Consulting Term terminates pursuant to subsection (2) of this Section (3)(iv) due to your death or total disability, you shall receive the unpaid consulting fee (that otherwise would have been payable through the third anniversary of your Employment Separation Date absent your death or total disability) in a lump sum within thirty days after such termination. For the avoidance of doubt, upon the end of the Consulting Term for any reason other than pursuant to subsection (2) of this Section (3)(iv), the payment of installments of the consulting fee shall immediately cease (other than any accrued and unpaid installment due to you for the payroll period in which the Consulting Term ends). In addition, at any time in which the Consulting Term ends under this Section (3)(iv) for any reason, you will be entitled to all business expenses incurred, in accordance with Section 3(ii), through the last day of the Consulting Term.
(v)    Tyson will continue to provide you with the indemnification set forth in that certain Indemnity Agreement by and between you and Tyson, dated as of August 11, 2000, through the end of the Consulting Term, without regard to the requirement that you remain a full-time employee and officer of Tyson.

Exhibit 10.2

(4)    General Release. In consideration for the items provided in Section (2) above, you, on behalf of yourself and your spouse, family, heirs, executors, administrators, attorneys, agents and assigns, hereby waive, release and forever discharge Tyson, together with Tyson’s subsidiaries, divisions and affiliates, whether direct or indirect, and their joint ventures and joint venturers (including its and their respective directors, officers, associates, employees, shareholders, partners and agents, past, present, and future), and each of its and their respective predecessors, successors and assigns (hereinafter collectively referred to as “Releasees”), from any and all known or unknown actions, causes of action, claims, suits, demands, rights, damages, costs, expenses, attorney’s fees, compensation or liabilities of any kind which have been or could be asserted against the Releasees arising out of or related to your employment with and/or separation from employment with Tyson and/or any of the other Releasees and/or any other occurrence up to and including the date of this Agreement, including but not limited to:

(a)    claims, actions, causes of action or liabilities arising under the Worker Adjustment and Retraining Notification Act as amended (the “WARN Act”), Title VII of the Civil Rights Act of 1964, as amended, Sections 1981 through 1988 of Title 42 of the United States Code, as amended, the Civil rights Act of 1991, as amended, the Civil Rights Act of 1866, the National Labor Relations Act, the Fair Labor Standards Act, as amended, the Federal Occupational Safety and Health Act, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Rehabilitation Act of 1973, as amended, the Americans with Disabilities Act of 1990, as amended, the Family and Medical Leave Act of 1993, as amended, the Sarbanes-Oxley Act, as amended, and/or any other federal, state, municipal, or local employment discrimination statutes, laws, regulations, ordinances or executive orders (including, but not limited to, claims based on age, sex, attainment of benefit plan rights or entitlement to plan benefits, entitlement to prior notice, race, color, religion, national origin, source of income, union activities, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or
(b)    claims or rights you may have as of the date you sign this Agreement arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. Sec. 621, et seq. (“ADEA”). You further agree that your waiver of rights under this Agreement is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”); and/or
(c)    claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance, regulation, constitution or executive order; and/or
(d)    any other claim whatsoever including, but not limited to, claims for severance pay, claims for salary/wages/commissions/bonus, claims for expense reimbursement, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever relating to your employment with and/or separation from employment with Tyson and/or any of the other Releasees.

Exhibit 10.2

(5)    Exclusions from General Release. Notwithstanding the above Release of all claims, you are not waiving or releasing (i) any claims or rights which cannot be waived by law, (ii) claims for workers’ compensation, (iii) claims arising after the date on which you sign this Agreement, (iv) claims for vested or accrued benefits under a Releasee’s qualified employee benefit plan, (v) your right to file a charge with the United States Equal Employment Opportunity Commission (“EEOC”) or to participate in an EEOC investigation, (vi) your right to be indemnified and held harmless under the Tyson charter or by-laws (or of any Tyson subsidiary) or applicable law and to coverage as an insured under Tyson’s directors and officers liability insurance, during any period after the Employment Separation Date in which you could be subject to liability for which such indemnification and insurance coverage applies in respect of your acts and omissions to act as a director, officer or employee of Tyson, or (vii) your rights as a shareholder of Tyson. You are, however, freely waiving all rights to recover money or other individual relief in connection with any EEOC charge or investigation.
(6)    Covenant Not to Sue. A “covenant not to sue” is a legal term which means you promise not to file a lawsuit in court. It is different from the Release of claims contained in Section (4) above because, in addition to waiving and releasing the claims covered by Section (4) above, you further promise and represent that (i) you have no pending lawsuits against the Releasees with any municipal, state or federal court or non-governmental entity, and (ii) you will not sue any of the Releasees or become party to a lawsuit in any forum for any reason whatsoever relating to anything that has happened through the date of this Agreement. If you break this promise, Tyson shall be entitled to apply for and receive an injunction to restrain any violation of this paragraph. Further, Tyson may cease providing the Separation Payments to you and you shall be required to repay all but $200 of the Separation Payments. Alternatively, at Tyson’s option, you shall be liable for the payment of all legal costs, including reasonable attorneys’ fees, paid by Tyson in connection with any lawsuit you file. Notwithstanding this covenant not to sue, you may bring a claim or lawsuit to challenge the validity of this Agreement under the ADEA. You are, however, specifically waiving your right to any monetary recovery or other relief under the ADEA.
(7)    Employee Acknowledgements. You further agree that, except for your Accrued Compensation and any 2016 fiscal year bonus payable to you: (i) you have been paid for all hours worked, including overtime; (ii) you have not suffered any on-the-job injury for which you have not already filed a claim; (iii) you have received all leave you requested and for which you were eligible; (iv) you have received all wages, compensation, vacation pay and other benefits due to you as of the date of this Agreement; and (v) you will fully comply with Section (9)(iii), “Removal and Return of Tyson Property.”
(8)    Cessation of Authority. You further understand and agree that as of the Employment Separation Date, you will no longer be authorized to incur any expenses (except as may apply under Section (3)(ii)), obligations or liabilities, or to make any commitments on behalf of Tyson. You also agree to submit to Tyson within 45 days after the Employment Separation Date, any and all expenses incurred by you through that date and disclose to Tyson any and all contracts or other obligations entered into by you on behalf of Tyson.

Exhibit 10.2

(9)    Confidential Information and Restrictive Covenants. You agree that if you breach the provisions of this Section (9) (the “Confidential Information and Restrictive Covenant Provisions”), then (a) Tyson shall be entitled to apply for and to receive an injunction to restrain such breach and (b) you shall be obligated to pay to Tyson its costs and expenses in enforcing the Confidential Information and Restrictive Covenant Provisions (including court costs, expenses, and reasonable legal fees). You further agree that, if you breach the Confidential Information and Restrictive Covenant Provisions (other than Section (9)(iii)), Tyson shall not be obligated to continue making any payments of the Consulting Fees and you shall be obligated to pay to Tyson the full amount of any previously received Consulting Fees.
(i)    Confidential Information. You acknowledge that during the course of your employment or service with Tyson, you were provided, learned, developed and had access to Tyson’s trade secrets, confidential information and proprietary materials which may have included, but are not limited to, the following: strategies, methods, books, records, and documents; technical information concerning products, formulas, production, distribution, equipment, services, and processes; procurement procedures and pricing techniques; the names of and other information concerning customers, suppliers, vendors, investors, and other business affiliates (such as contact name, service provided, pricing, type and amount of services used, credit and financial data, and/or other information relating to Tyson’s relationship with that business affiliate); pricing strategies and price curves; positions, plans, and strategies for expansion or acquisitions; budgets; customer lists; research; weather data; financial analysis, returns and reports and sales data; trading methodologies and terms; evaluations, opinions, and interpretations of information and data; marketing and merchandising techniques; prospective customers’ names and marks; grids and maps; electronic databases; models; specifications; computer programs; internal business records; contracts benefiting or obligating Tyson; bids or proposals submitted to any third party; technologies and methods; training methods and training processes; organizational structure; personnel information, including salaries of personnel; payment amounts or rates paid to consultants or other service providers; and other information, whether tangible or intangible, in any form or medium provided (collectively, “Confidential Information”) which is not generally available to the public and which has been developed or acquired by Tyson at considerable effort and expense. Without limiting the foregoing, you acknowledge and agree that you learned, were provided, developed and had access to certain techniques, methods or applications implemented or developed by Tyson which are not generally known to the public or within the community in which Tyson competes, and any and all such information shall be treated as Confidential Information. For the avoidance of doubt for purposes of this Section (9)(i), your “service” with Tyson will include, without limitation, your service as a consultant during the Consulting Term.
During your employment or service with Tyson and at any time thereafter, unless otherwise specifically authorized in writing by Tyson, you hereby covenant and agree: (1) to hold Confidential Information in the strictest confidence; (2) not to, directly or indirectly, disclose, divulge or reveal any Confidential Information to any person or entity other than as authorized by Tyson; (3) to use such Confidential Information only within the scope of your employment or service with Tyson for the benefit of Tyson; and (4) to take such protective measures as may be reasonably necessary to preserve the secrecy and interest of Tyson in the Confidential Information. You agree to immediately notify Tyson of any unauthorized disclosure or use of any Confidential Information

Exhibit 10.2

of which you become aware. The confidentiality obligations herein shall not prohibit you from revealing evidence of criminal wrongdoing to legitimate law enforcement officials or Confidential Information by order of court or agency of competent jurisdiction or as otherwise required by law; however, you shall promptly inform Tyson of any such situations and shall take reasonable steps to prevent disclosure of Confidential Information until Tyson has been informed of such required disclosure and has had a reasonable opportunity first to seek a protective order. Nothing in this Agreement will prohibit or restrict you from responding to any inquiry, or otherwise communicating with, any federal, state or local administrative or regulatory agency or authority or participating in an investigation conducted by any governmental agency or authority.  You cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Confidential Information that: (A)  is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  As a result, you shall have the right to disclose Confidential Information in confidence to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law.  You also have the right to disclose Confidential Information in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.  Nothing in this Agreement is intended to conflict with that right or to create liability for disclosures of Confidential Information that are expressly allowed by the foregoing.
(ii)    Creative Works. “Creative Works” include, but are not limited to, all original works of authorship, inventions, discoveries, designs, computer hardware and software, algorithms, programming, scripts, applets, databases, database structures, or other proprietary information, business ideas, and related improvements and devices, which are conceived, developed, or made by you, either alone or with others, in whole or in part, on or off Tyson’s premises, (1) during your employment or service with Tyson, (2) with the use of the time, materials, or facilities of Tyson, (3) relating to any product, service, or activity of Tyson of which you have knowledge, or (4) suggested by or resulting from any work performed by you for Tyson. Creative Works do not include inventions or other works developed by you entirely on your own time without using Tyson’s equipment, supplies, facilities, or trade secret information except for those inventions or works developed during your employment or service with Tyson that either: (a) relate at the time of conception or reduction to practice of the invention to Tyson’s business, or actual or demonstrably anticipated research or development of Tyson; or (b) result from any work performed by you for Tyson. If you are or became a resident of any state during your employment or service that has enacted laws relating to ownership of works created without use of or reference to Tyson materials, facilities, and/or intellectual property and do not relate to Tyson’s business, this subsection shall be limited solely to the extent provided by the applicable laws of such states.
To the extent any rights in the Creative Works are not already owned by Tyson, you irrevocably assign and transfer to Tyson all proprietary rights, including, but not limited to, all patent, copyright, trade secret, trademark, and publicity rights, in the Creative Works and agree that Tyson will be the sole and exclusive owner of all right, title, and interest in the Creative Works. Tyson will have the right to use all Creative Works, whether original or derivative, in any manner

Exhibit 10.2

whatsoever and in any medium now known or later developed. You agree not, at any time, to assert any claim, ownership, or other interest in any of the Creative Works or Confidential Information.
You agree to execute any documents necessary to effectuate the assignment to Tyson of the Creative Works, and will execute all papers and perform any other lawful acts reasonably requested by Tyson for the preparation, prosecution, procurement, and maintenance of any trademark, copyright, and/or patent rights in and for the Creative Works. You further agree that you will not be entitled to any compensation in addition to the salary paid to you during the development of the Creative Works. In the event Tyson is unable for any reason to secure your signature to any document Tyson reasonably requests you to execute under this subsection, you hereby irrevocably designate and appoint Tyson and its authorized officers and agents as your agents and attorneys-in-fact to act for and in your behalf and instead of you to execute such document with the same legal force and effect as if executed by you.
(iii)    Removal and Return of Tyson Property. All written materials, records, data, and other documents prepared or possessed by you in connection with your employment or service with Tyson are Tyson’s property. All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps, and all other documents, data, or materials of any type embodying such information, ideas, concepts, improvements, discoveries, and inventions are Tyson’s property. You agree not to remove any property of Tyson, including, but not limited to, any Confidential Information or Creative Works, from Tyson’s premises, except as authorized under Tyson’s policies or with the prior written approval of Tyson’s General Counsel or Chief Human Resources Officer. Unless specifically authorized by Tyson in writing, you may not place Tyson Confidential Information or Creative Works on Removable Media, as defined below. On the Employment Separation Date and upon the end of the Consulting Term, for any reason, you will immediately return to Tyson all Tyson property, including all Confidential Information and Creative Works and any and all documents and materials that contain, refer to, or relate in any way to any Confidential Information, as well as any other property of Tyson in your possession or control, including all electronic and telephonic equipment, credit cards, security badges, and passwords. You will permit Tyson to inspect any property provided by Tyson to you or developed by you as a result of or in connection with your employment or service with Tyson when you accept other employment or otherwise separate from your employment or service with Tyson, regardless of where the property is located. For purposes of this Section, “Removable Media” means portable or removable hard disks, floppy disks, USB memory drives, zip disks, optical disks, CDs, DVDs, digital film, memory cards (e.g., Secure Digital (SD), Memory Sticks (MS), CompactFlash (CF), SmartMedia (SM), MultiMediaCard (MMC), and xD-Picture Card (xD)), magnetic tape, and all other removable data storage media.
(iv)    Non-Competition. As the former CEO and a former member of Tyson's Board of Directors, you acknowledge that Tyson performs services throughout the United States and that your duties and services impacted Tyson's performance of services throughout the United States. Accordingly, you acknowledge the need for certain restrictions contained in this Agreement to be without limitation as to location or geography within the United States, except as otherwise stated below. For a period of 24 months following the Employment Separation Date, you will not directly or indirectly, on behalf of yourself or in conjunction with any other person, company or

Exhibit 10.2

entity, own (other than less than 5% ownership in a publicly traded company), manage, operate, provide strategic advice to, or participate in the ownership, management, operation, or control of, or be employed by or a consultant to any person, company or entity which is in competition with Tyson. Further during the period of this non-competition provision, you will not directly or indirectly, on behalf of you or any other person, company or entity, participate in the planning, research or development of any strategies or methodologies, similar to strategies or methodologies, utilized or developed by Tyson, excluding general industry knowledge, for which you had access during you tenure as President or CEO. Further, you understand and agree that during the period of this non-competition provision, while you may gather information to investigate other employment opportunities, you shall not make plans or prepare to compete, solicit or take on activities which are in violation of this non-competition provision. You are required beforehand to inform Tyson of the identity of any potential engagement, including consulting or employment, and your potential responsibilities. You are also required to show this Agreement to all such entities prior to accepting any new engagement, whether consulting or employment, and Tyson shall also be permitted to show this Agreement to all such entities as well. In addition, for a period of 24 months following your Employment Separation Date, you will not directly or indirectly, on behalf of yourself or in conjunction with any other person, company or entity, manage, operate, or participate in the ownership, operation, or control of, or be employed by or act as a consultant, board member or member of management, to any person, company or entity which was within the Compensation Peer Group as designated by the Compensation and Leadership Development Committee of Tyson during your tenure as President or CEO, including, without limitation, those set forth on Exhibit B hereto. In the event of any update to the Compensation Peer Group between the date of this Agreement and the Employment Separation Date, Tyson will communicate such update to you in writing. Your non-competition provision will be governed by this paragraph except as otherwise agreed to in writing by the parties.
(v)    Non-Solicitation. You agree that during your employment or service with Tyson and for a period of 36 months following the Employment Separation Date for any reason, you will not, nor will you assist any third party to, directly or indirectly (1) raid, hire, solicit, encourage or attempt to persuade any employee or independent contractor of Tyson, or any person who was an employee or independent contractor of Tyson during the 6 months preceding the Employment Separation Date who possessed or had access to Confidential Information of Tyson to leave the employ of or terminate a relationship with Tyson; (2) interfere with the performance by any such persons of their duties for Tyson; (3) communicate with any such persons for the purposes described in the paragraph above; or (4) solicit, encourage or attempt to persuade any customer or vendor of Tyson during the 6 months preceding the Employment Separation Date to terminate or modify its relationship with Tyson.
(vi)    Non-Disparagement. You agree that you shall not at any time engage in any form of conduct, or make any statement or representation, either oral or written, that disparages, impugns or otherwise impairs the reputation, goodwill or interests of Tyson, or any of its officers, directors, shareholders, managing members, representatives, and/or employees or agents in either the individual or representative capacities of any of the foregoing individuals (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments). Nor shall you direct, arrange or encourage others to make any such derogatory or

Exhibit 10.2

disparaging statements on your behalf. Tyson agrees that it will instruct its directors and executive officers not to make any statement or representation that disparages, impugns or otherwise impairs your reputation and Tyson further agrees not to make any official, public statement or representation that disparages, impugns or otherwise impairs your reputation. Nothing in this subsection, however, shall prevent you or Tyson from providing truthful testimony or information in any proceeding or in response to any request from any governmental agency, or judicial, arbitral or self-regulatory forum.
(vii)    Effect of Breach. You acknowledge and agree that, in the event of any breach by you of the terms and conditions of this Agreement, pursuant to the terms of certain benefit plans and programs, you agree that Tyson shall not be obligated to continue making any payments of Consulting Fees, and you shall be obligated to pay to Tyson the full amount of any previously received Consulting Fees, in addition to any other rights and remedies Tyson may have at law or in equity. You acknowledge that irreparable damage would result to Tyson if the provisions of this Agreement are not specifically enforced, and that, in addition to any other legal or equitable relief available, and notwithstanding any alternative dispute resolution provisions that have been or may be agreed to between Tyson and you, Tyson shall be entitled to injunctive relief in the event of any failure to comply with the provisions of this Agreement. If you violate any of the terms of this Agreement, you will indemnify Tyson for the expenses, including but not limited to reasonable attorneys’ fees, incurred by Tyson in enforcing this Agreement.
(viii)    Clawback Policies. In addition to subsection (vii) of this Section (9) above, any amounts payable under this Agreement are subject to any policy established by Tyson that provides for the clawback or recovery of amounts that were paid to you under circumstances requiring clawback or recovery as set forth in such policy. Tyson will make any determinations for clawback or recover in its sole discretion and in accordance with any applicable law or regulation. Further, notwithstanding any other provisions of this Agreement, if within one year of the termination of your employment, Tyson becomes aware of facts that would have allowed Tyson to terminate your employment for Cause (within the meaning of Section 3 of your Employment Agreement with Tyson, dated as of November 19, 2015), then, to the extent permitted by law:
(1) Tyson may elect to cancel any and all payments of benefits otherwise due to you, but not yet paid, under this Agreement or otherwise; and
(2) you will refund to Tyson any amounts, plus interest, previously paid by Tyson to you in excess of your Accrued Compensation.
(10)    Non-Admissions. The facts and terms of this Agreement are not an admission by the parties of liability or other wrongdoing under any law. Further, each party acknowledges and agrees that there has been no determination that either party has violated any federal, state or local law, regulation, order or other legal principle or authority. It is Tyson’s intention that no precedent, practice, policy or usage shall be established by this Agreement or the Separation Payments offered hereunder.
(11)    Execution and Revocation. You have twenty-one (21) days to consider this Agreement before signing it. Following your execution of this Agreement, you have seven (7) days

Exhibit 10.2

in which to revoke the Release portion of this Agreement. To be effective, the revocation shall be made in writing and delivered to and received by the Chief Human Resources Officer at the address below no later than the seventh (7th) day after you execute this Agreement. Any attempted revocation not actually received on or before the revocation deadline shall not be effective. The Release will be void and of no force and effect if you choose to revoke it, and you will not receive the Separation Payments if you do not re-execute, or revoke such re-execution of, the Release following the Employment Separation Date. If you do not revoke the Release or the re-execution of the Release, the Release shall, on the eighth (8th) day after execution become fully effective and enforceable (the eighth (8th) following the re-execution of the Release, the “Release Effective Date”). For the avoidance of doubt, if you do revoke the Release or the re-execution thereof, the remainder of this Agreement shall still be fully effective and enforceable (with the exception of any payments under Section (2) which are conditioned upon your non-revocation of the Release or the re-execution thereof).

(12)    Severability. If any provision of this Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any controlling law, the remainder of this Agreement shall continue in full force and effect.
(13)    Jurisdiction. This Agreement shall in all respects be interpreted, enforced and governed under applicable federal law and in the event reference shall be made to state law, the internal laws of the State of Arkansas shall apply without regard to choice of law principles. Any and all lawsuits, legal actions or proceedings arising out of this Agreement will be brought in Arkansas state court located in Washington County, Arkansas or the federal court of competent jurisdiction sitting in or nearest to Washington County, Arkansas, and each party shall submit to and accept the exclusive jurisdiction of such court for the purpose of such suit, legal action or proceeding. Each party irrevocably waives any objection it may have now or any time in the future to this choice of venue and further waives any claim that any suit, legal action or proceeding brought in any such court has been brought in an inappropriate forum. You shall stipulate in any proceeding that this Agreement is to be considered for all purposes to have been executed and delivered within the geographic boundaries of the State of Arkansas.
(14)    No Knowledge of Illegal Activity. You further acknowledge you have no knowledge of any actions or inactions by any of the Releasees or by you that you believe could possibly constitute a basis for a claimed violation of any federal, state, or local law, any common law or any rule promulgated by an administrative body.
(15)    Section 409A. Notwithstanding anything to the contrary in this Agreement, if you are a “specified employee” as defined and applied in Code Section 409A as of your Employment Separation Date, then, to the extent any payment under this Agreement or any Tyson plan or policy constitutes deferred compensation (after taking into account any applicable exemptions from Code Section 409A, including those specified below) and to the extent required by Code Section 409A, no payments due under this Agreement or any Tyson plan or policy may be made until the earlier of: (i) the first (1st) day following the six (6) month anniversary of your Employment Separation Date and (ii) your date of death; provided, however, that any payments delayed during the six (6) month period will be paid in the aggregate in a lump sum within ten days following the six

Exhibit 10.2

(6) month anniversary of your Employment Separation Date. For purposes of Code Section 409A, each “payment” (as defined by Code Section 409A) made under this Agreement will be considered a “separate payment.” In addition, for purposes of Code Section 409A, each such payment will be deemed exempt from Code Section 409A to the fullest extent possible under (i) the “short-term deferral” exemption of Treasury Regulation § 1.409A-1 ((b)(4), and (ii) with respect to any additional amounts paid no later than the second (2nd) calendar year following the calendar year containing your Employment Separation Date, the “involuntary separation” pay exemption of Treasury Regulation § 1.409A–l(b)(9)(iii), which are hereby incorporated by reference. Any amounts that are not exempt from Code Section 409A, and which are paid subject to your execution of a release that provides for a consideration period and revocation period that crosses two calendar years, shall be paid on the first payroll date in the second calendar year that occurs on or after the expiration of the revocation period, regardless of the date the release is signed. To the maximum extent permitted by law, this Agreement will be interpreted and administered in such a manner that the payments to you are either exempt from, or comply with, the requirements of Code Section 409A.
(16)    Employee Assistance. You further agree to provide reasonable assistance and cooperation to Tyson in connection with any litigation or similar proceeding that may exist or may arise regarding events as to which you have knowledge due to your former employment with Tyson. Tyson will pay all expenses reasonably incurred in providing such assistance (including travel expenses with accommodations at a level applicable while you were serving as CEO (other than via Tyson aircraft without Tyson’s prior consent in its sole discretion). Your obligation to provide assistance shall continue through the period of Separation Payments and the Consulting Term.
(17)    Miscellaneous. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. This Agreement shall bind and inure to the benefit of and be enforceable by Tyson, you and their respective heirs, executors, personal representatives, successors and assigns, except that neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. The provisions of this Agreement may be amended or waived only with the prior written consent of Tyson and you, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.
(18)    Additional Employee Acknowledgements. You hereby acknowledge and agree that:

•	You are entering into this Agreement freely, knowingly and voluntarily, and were in no manner coerced into signing it;

•	You have been advised to consult with an attorney before signing this Agreement;

Exhibit 10.2

•	You have read this Agreement in its entirety and understand its terms;

•	THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS;

•
In the event of a group termination as determined by Tyson, you will have received, along with this Agreement, a listing of job titles and ages of Tyson employees selected and not selected for termination in connection with Tyson’s group termination;

•	You understand you may take at least twenty-one (21) days to consider this Agreement before signing it;

•	You understand that you have seven (7) days after signing the Agreement to revoke the Release;

•	You are not otherwise entitled to the Separation Payments or other benefits which you will receive in exchange for signing this Agreement and not later revoking the Release; and

•	This Agreement is the entire Agreement between you and Tyson regarding the termination of your employment with Tyson.

Exhibit 10.2

Donald J. Smith

(Name of Eligible Employee - Please Print)

/s/ Donald J. Smith

(Signature of Eligible Employee)

November 17, 2016

(Date)

Tyson Foods, Inc.

By /s/ Brad T. Sauer__________________________

Title Chairman, Compensation and Leadership Development Committee

PLEASE RETURN THE SIGNED AND DATED RELEASE AGREEMENT TO HUMAN RESOURCES AT THE FOLLOWING ADDRESS:
Human Resources
Tyson Foods, Inc., CP481
2200 Don Tyson Parkway
Springdale, Arkansas 72762-6999

Exhibit 10.2

Execution After Employment Separation Date

_________________________________

(Name of Eligible Employee - Please Print)

_________________________________

(Signature of Eligible Employee)

_________________________________

(Date)

Exhibit 10.2

Exhibit A

Award Type	Grant Date	Amount Unvested	Amount Accelerating on Effective Date
Options	11/21/14	96,335	96,335
Options	11/30/15	90,831.3333	90,831.3333
Restricted Stock	11/21/14	27,140.342	27,140.342
Restricted Stock	11/30/15	31,555.088	31,555.088
Performance Shares	11/21/14	85,184	n/a¹
Performance Shares	11/30/15	125,020	n/a²

¹ Subject to your execution and non-revocation of the Release, you will become vested in a pro rata portion of the performance shares, provided the applicable performance criteria are met. The pro rata portion of your award shall equal 75.1592% (which represents the percentage of the total performance period, measured in days from the beginning of the relevant performance period, in which you remained employed by Tyson) multiplied by the percentage of the award that you would have received had you remained employed for the entire performance period. The performance shares shall not be paid until such time as they would have otherwise been paid under the terms of the award and will only be paid if the performance criteria are met.

² Subject to your execution and non-revocation of the Release, you will become vested in a pro rata portion of the performance shares, provided the applicable performance criteria are met. The pro rata portion of your award shall equal 41.6667% (which represents the percentage of the total performance period, measured in days from the beginning of the relevant performance period, in which you remained employed by Tyson) multiplied by the percentage of the award that you would have received had you remained employed for the entire performance period. The performance shares shall not be paid until such time as they would have otherwise been paid under the terms of the award and will only be paid if the performance criteria are met.

Exhibit 10.2

EXHIBIT B
Tyson Compensation Peer Group
Archer-Daniels Midland
Bunge Limited
Campbell Soup Co.
Coca Cola Co.
ConAgra Foods, Inc.
Dean Foods Company
General Mills, Inc.
H.J. Heinz Co.
Hershey Foods Corporation
Hormel Foods Corporation
J.M. Smucker Corporation
Kellogg Company
Kraft Foods Group, Inc.
Kraft Heinz, Co.
McCormick & Company, Inc.
Mondelez International, Inc.
PepsiCo, Inc.
Sanderson Farms, Inc.
Smithfield Foods, Inc.